UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under § 240.14a-12

GENCO SHIPPING & TRADING LIMITED
(Name of Registrant as Specified in Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 1, 2026, Genco Shipping & Trading Limited issued the following statement in response to a specific media inquiry:

We generally do not comment on market rumors or M&A speculation, but in this specific case we acknowledge that our Board of Directors, in accordance with its fiduciary duties, reviewed and rejected an inadequate proposal from Star Bulk in July 2025. In keeping with U.S. law, we do not disclose every offer or proposal that we receive or put forward to other companies.

The Star Bulk proposal provided for Genco shareholders to receive approximately $16.00 per share made up of 85% Star Bulk stock and 15% cash. This proposal represented a more than 20% discount to Star Bulk’s own calculation of Genco’s NAV at the time without a control premium.  Since that time, our Board’s decision has been proven correct. Genco shares closed at $24.24 on April 30, 2026, significantly outperforming Star Bulk’s shares by over 40% since the Star Bulk proposal, with many sell-side analysts showing that Genco is trading at a premium valuation relative to Star Bulk.

We also believe that our Board was proven correct in rejecting the recent inadequate proposal by Diana Shipping in concert with Star Bulk. In addition to undervaluing Genco, the proposal allowed Star Bulk to benefit by acquiring 16 Genco ships at a discount of more than 14% to their market value. Our Board is committed to creating shareholder value and will continue taking actions that are in the best interest of Genco shareholders.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This statement contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) the Company’s plans and objectives for future operations; (ii) that any transaction based on Diana’s non-binding indicative proposal or otherwise may not be consummated at all; (iii) the ability of Genco and its shareholders to recognize the anticipated benefits of any such transaction; (iv) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; and (v) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form 8-K and Form 10-Q. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.

Important Additional Information and Where to Find It

The Company intends to file a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Certain Information Regarding Participants in the Solicitation

The Company, its independent directors (Paramita Das; Kathleen C. Haines; Basil G. Mavroleon; Karin Y. Orsel; and Arthur L. Regan) and certain of its executive officers (John C. Wobensmith, Chairman of the Board, Chief Executive Officer and President; Peter Allen, Chief Financial Officer; Joseph Adamo, Chief Accounting Officer; and Jesper Christensen, Chief Commercial Officer) and other employees are deemed “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2026 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company, by security holdings or otherwise, is set forth in the sections entitled “Director Compensation,” “Compensation Discussion and Analysis,” “Summary Compensation Table,” and “Security Ownership of Certain Beneficial Owners and Management” of the Company’s preliminary proxy statement on Schedule 14A in connection with the 2026 Annual Meeting of Shareholders, filed with the SEC on April 24, 2026 (available here). Such filings will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s definitive proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2026 Annual Meeting of Shareholders, if and when they become available. These documents will be available free of charge as described above.